UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

Grayscale Bitcoin Trust (BTC)

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56121	46-7019388
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grayscale Investments, LLC
290 Harbor Drive, 4th Floor
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 668-1427

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale Bitcoin Trust (BTC) Shares	GBTC	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Transfer Agency and Service Agreement

On November 16, 2023, Grayscale Investments, LLC, the sponsor (the “Sponsor”) of Grayscale Bitcoin Trust (BTC) (the “Trust”), and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”), entered into a Transfer Agency and Service Agreement (the “Transfer Agency and Service Agreement”) engaging BNY Mellon to serve as the transfer agent for the Trust (the “Transfer Agent”). Under the Transfer Agency and Service Agreement, the Transfer Agent will provide the following services to the Trust and the Sponsor: (1) facilitate the issuance and redemption of shares of the Trust; (2) respond to correspondence by Trust shareholders and others relating to its duties; (3) maintain shareholder accounts; and (4) make periodic reports to the Trust.

Although executed as of November 16, 2023, the Transfer Agency and Service Agreement shall not become effective and the services to be provided under the Transfer Agency and Service Agreement shall not be provided until the date on which shares of the Trust begin trading on NYSE Arca as shares of an exchange-traded product (the “Uplisting Date”).

The Trust will indemnify and hold harmless the Transfer Agent, and the Transfer Agent will incur no liability, in connection with the Agreement, or as a result of acting upon any instructions reasonably believed by the Transfer Agent to have been duly authorized by the Trust or upon reasonable reliance of information or records given or made by the Trust; except for any losses caused by the Transfer Agent’s fraud, negligence, or willful misconduct or that of its employees, agents or attorneys-in-fact.

Fees paid to the Transfer Agent are a Sponsor-paid Expense (as defined in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

BNY Mellon also serves as the administrator for the Trust.

The foregoing description is a summary, does not purport to be a complete description of the Transfer Agency and Service Agreement, and is qualified in its entirety by reference to the Transfer Agency and Service Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Co-Transfer Agency Agreement

On November 16, 2023, the Sponsor and Continental Stock Transfer & Trust Company, a Delaware corporation (“Continental”), entered into a Co-Transfer Agency Agreement (the “Co-Transfer Agency Agreement”) engaging Continental to serve as a co-transfer agent for the Trust (the “Co-Transfer Agent”). The Co-Transfer Agency Agreement sets forth the obligations and responsibilities of the Co-Transfer Agent with respect to transfer agency services for certain Trust shares held in book-entry form prior to the Uplisting Date.

Although executed as of November 16, 2023, the Co-Transfer Agency Agreement shall not become effective and the services to be provided under the Co-Transfer Agency Agreement shall not be provided until the Uplisting Date.

Fees paid to the Co-Transfer Agent are a Sponsor-paid Expense.

The foregoing description is a summary, does not purport to be a complete description of the Co-Transfer Agency Agreement, and is qualified in its entirety by reference to the Co-Transfer Agency Agreement, which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

Transfer Agency and Service Agreement

In connection with the entry into the Transfer Agency and Services Agreement with BNY Mellon and the Co-Transfer Agency Agreement with Continental, the Sponsor and Continental agreed to terminate, as of the Uplisting Date, the transfer agency and services agreement, dated September 25, 2013, among the Sponsor, the Trust and Continental, pursuant to which Continental served as transfer agent for the Trust. As a result, effective as of the Uplisting Date, Continental will no longer act as the transfer agent for the Trust but will continue to serve as the Co-Transfer Agent as described above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Transfer Agency and Service Agreement, dated November 16, 2023, between the Sponsor and the Transfer Agent

10.2	Co-Transfer Agency Agreement, dated November 16, 2023, between the Sponsor and the Co-Transfer Agent

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grayscale Investments, LLC, as Sponsor of Grayscale Bitcoin Trust (BTC)

Date: November 21, 2023	By:	/s/ Michael Sonnenshein
Michael Sonnenshein Chief Executive Officer